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                                                                 EXHIBIT 5.f


              AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

     This is Amendment No. 1, dated as of March 11, 1996, to the Investment Advisory Agreement (the "Agreement") dated March 1, 1993, between Market Street Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Sentinel Advisors Company (the "Adviser"), a Vermont general partnership.

     WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940 ("Investment Company Act") and maintains several investment portfolios for the use of the Fund's shareholders which are separate accounts established and maintained by insurance companies; and

     WHEREAS, the Adviser currently provides investment advisory services in accordance with the Agreement for the Fund's Bond, Managed and Aggressive Growth Portfolios; and

     WHEREAS, the Fund has created two new portfolios, the Common Stock Portfolio and the Sentinel Growth Portfolio, for which the Fund desires that the Adviser act as investment adviser; and

     WHEREAS, the Common Stock Portfolio of the Fund has the current investment objective of seeking a combination of long-term growth of capital and current income with relatively low risk by investing in common stocks of many well-established companies; and

     WHEREAS, the Sentinel Growth Portfolio has the current investment objective of seeking long-term growth of capital through equity participation in companies having growth potential believed by the Adviser to be more favorable than the U.S. economy as a whole, with a focus on relatively well-established companies; and

     WHEREAS, the Adviser desires to act as investment adviser to the Common Stock and Sentinel Growth Portfolios under the terms hereof; and

     WHEREAS, the Adviser is registered as an investment adviser under the Investment advisers Act of 1940, as amended (the "Advisers Act"); and

     WHEREAS, the Investment Company Act prohibits any person from acting as an adviser to an investment company except pursuant to a written agreement;

     NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

     1. The Agreement shall continue in full force and effect as to the Fund's Bond, Managed and Aggressive Growth Portfolios, without change.

     2. At its own expense and subject to supervision of the Board of Directors of the Fund (the "Directors"), the Adviser will provide investment advisory services

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 with respect to the Fund's Common Stock and Sentinel Growth Portfolios
(the "Portfolios"), in accordance with the Portfolios' investment objectives, policies and restrictions as stated in the Fund's prospectus, as from time to time in effect, the Articles of Incorporation and Bylaws of the Fund, the Investment Company Act, and appropriate state insurance laws, each as amended from time to time. The Adviser agrees to furnish the services described below for the compensation provided in this Amendment No. 1. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way, or otherwise be deemed an agent of the Fund.

     3. In connection with its obligations hereunder, the Adviser shall, subject to supervision by the Directors, manage the investment and reinvestment of the assets of the Portfolios, and in so doing, shall provide the same services as set forth in paragraphs 2, 3, 4 and 5 of the Agreement with respect to the Bond, Managed and Aggressive Growth Portfolios.

     4. (a) For the services provided to the Portfolios, the Adviser will be compensated monthly at the effective annual rates set forth below:

     Common Stock Portfolio -- 0.40% of the first $100 million of the average daily net assets of the Common Stock Portfolio and 0.35% of the average daily net assets of the Common Stock Portfolio in excess of $100 million.

     Sentinel Growth Portfolio -- 0.50% of the first $20 million of the average daily net assets of the Sentinel Growth Portfolio, 0.40% of the next $20 million of the average daily net assets of the Sentinel Growth Portfolio, and 0.30% of the average daily net assets of the Sentinel Growth Portfolio in excess of $40 million.

     (b) If this Amendment No. 1 is terminated at any time, any compensation owed the Adviser pursuant to subparagraph (a) above shall be payable upon the date of termination of this Agreement.

     5.  The provisions of paragraphs 7, 8, 9, 10, 13, 14, 15, 16, 17, 19 and
20 of the Agreement shall apply to the provision of investment advisory services to the Common Stock and Sentinel Growth Portfolios under this Amendment No. 1 in the same way that such provisions apply to the provision of investment advisory services to the Bond, Managed and Aggressive Growth Portfolios pursuant to the Agreement.

     6. This Amendment No. 1 shall not be effective unless and until it is approved by the Directors, including a majority of the Directors who are not "interested persons" (as defined in the Investment Company Act), by vote cast in person at a meeting called for the purpose of voting such approval and by the parties to this Amendment No. 1. This Amendment No. 1 shall come into full force and effect on March 11, 1996, or upon effectiveness of the amendment to the Fund's registration statement reflecting this Amendment No. 1 filed with the Securities and Exchange Commission under the Securities Act of 1933, whichever is later, provided this Amendment No. 1 shall have been approved by a vote of the "majority" (as defined in the Investment Company Act) of the outstanding shares of the applicable Portfolio.

     7. This Amendment No. 1 shall continue until December 31, 1997 and thereafter for successive annual periods ending December 31, of each year, provided such continuance is specifically approved at least annually by (i) the Directors or (ii) by the vote of a "majority" of the shareholders of the applicable Portfolio as set forth in
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paragraph 6 above, provided that in either event the continuance is also approved by a majority of the Directors who are not "interested persons" (as defined in the Investment Company Act) of any party to this Amendment No. 1, by vote cast in person at a meeting called for the purpose of voting such approval. The Fund agrees that it will notify the Adviser in writing each year of such annual approval.

     8. The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the operations of any insurance company whose separate accounts have any interest in the Portfolios, or in any of the other portfolios of the Fund, present or future, any materials reasonably related to the investment advisory services provided hereunder or in the Agreement, as may be reasonably requested in the writing by the Directors or as may be required by any governmental agency having jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their duly authorized officers on the date and year first above written.


                                     MARKET STREET FUND, INC.


                                     by______________________

                                      Stanley R. Reber
                                      President

                                     SENTINEL ADVISORS COMPANY


                                     by______________________

                                      Keniston P. Merrill
                                      Chairman and Chief Executive
                                      Officer